Exhibit 99.2

August 12, 2009	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FILING SCHEDULE 13E-3, PLAN TO VOLUNTARILY DEREGISTER ITS
COMMON STOCK
Minneapolis – Zareba Systems, Inc. (NASDAQ:ZRBA) today announced it has filed a Schedule 13E-3 and related Information Statement with the Securities and Exchange Commission in connection with a proposed transaction that is intended to result in the voluntary termination of the registration of the Company’s common stock under the federal securities laws. If the transaction is completed, Zareba’s obligation to file periodic reports with the SEC will be suspended. The deregistration of Zareba’s common stock would also have the effect of terminating the eligibility of its common stock for quotation on any national exchange, including NASDAQ, or the OTC Bulletin Board. However, the Company intends to take such actions within its control to enable its securities to be quoted in the Pink Sheets by broker-dealers.
“After careful consideration, our Board of Directors and a Special Committee of the Board concluded that the costs associated with our being a public reporting company are not justified by the benefits,” stated President and Chief Executive Officer Dale Nordquist. “The burden placed on the Company, given its size, for maintaining its reporting status is considerable, both from a financial and strategic standpoint. Considering the illiquidity and thinly traded nature of our stock, the lack of analyst coverage and the substantial costs of public reporting, the Board believes that the Company and its shareholders are not receiving a meaningful benefit from the necessary investment in time and money by maintaining public reporting compliance. We believe that our shareholders are better served by deregistration, which will allow management to reduce certain expenses, focus on operating the business and work to further increase shareholder value.”
Zareba’s Board of Directors, upon recommendation by the Special Committee, has approved a 1-for-250 reverse split of our common stock, such that shareholders owning less than one whole share following the reverse split will receive cash in lieu of fractional interests in the amount equal to $5.20 per share for each pre-split share that becomes a fractional interest. As a result, shareholders owning fewer than 250 shares of our common stock on a pre-split basis at the close of business on the record date will no longer be shareholders of the Company. The $5.20 per share price to be paid for pre-split shares was determined to be fair by the Special Committee, which was established by the Board to evaluate and review the transaction. The Special Committee based this determination upon, among other things, the fairness opinion of Greene Holcomb & Fisher LLC, its financial advisor. Shareholders owning 250 or more shares of our common stock on a pre-split basis on the record date will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the reverse split. Following the reverse split, we intend to effect a 250-for-1 forward split. The net effect will be that all shareholders owning at least 250 shares before the reverse split will own the same number of shares after the forward split. We intend to cease filing periodic reports with the SEC as soon as possible under the securities laws following the completion of this transaction.
Zareba has not yet determined the record date or the completion date for the proposed transaction. The consummation of the proposed transaction is subject to a number of conditions, including the completion of various filings with the SEC and the filing of amendments to its Articles of Incorporation with the Minnesota Secretary of State. Additionally, Zareba has made certain calculations regarding the reverse split relating to its effect upon its shareholder base to determine the feasibility and structure of the transaction, and to ensure the transaction is compliant with Minnesota law. The Board has retained the right to amend the terms of or cancel the transaction at any time prior to the consummation of the transaction if it determines, in its discretion, that the transaction is not in the best interests of Zareba or its shareholders.
Zareba today announced in a separate press release its expectations for net sales and income before taxes for fiscal year ended June 30, 2009.

About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to the timing and potential benefits of the stock split and deregistration transaction, the eligibility of our shares to trade in the Pink Sheets market or on any market, our future financial position and future financial results, and plans and objectives of management, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, among others, the timing of SEC review of the proposed transaction, the efforts of broker-dealers to make a market in the Company’s securities, our ability to satisfy the conditions for completing the transaction, and our ability to successfully invest and explore growth opportunities and reduce expenses, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125